99.1

eMagin Corporation Announces First Quarter 2020 Results

Revenue exceeds guidance at $6.7 million, including over $1.0 million in Contract R&D

HOPEWELL JUNCTION, N.Y. – May 14, 2020 – eMagin Corporation, or the “Company”, (NYSE American: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays used in Military and Commercial AR/VR devices, and other near-eye imaging products today announced results for the first quarter 2020.

“As the only USA manufacturer of OLED microdisplays, we are deemed an essential business by the U.S. government and have continued to produce and ship products during the COVID-19 pandemic. We also have implemented additional employee health and safety measures per CDC guidelines and continue to supply products on a timely basis to our customers as well as maintain a healthy supply chain,” said CEO Andrew G. Sculley.

“Consumer, Medical and Military customers are increasingly turning to eMagin because of our technological leadership in display brightness, contrast, and resolution. This leadership in brightness is further demonstrated by our proprietary Direct Patterning Display (dPdTM) capability. Unlike traditional OLEDs that produce colors by using a white source with filters that eliminate about 80% of the emitted light, with dPdTM, we make full color displays by directly depositing each of the primary color materials (RGB) on respective sub-pixels. This allows us to use highly efficient phosphorescent materials, which increases the brightness further. With this advanced technology we have already achieved full color brightness over 7,500 cd/m2  , higher than any competitor, and we are on track to achieve 10,000 cd/m2 by Q4 2020, and expect to achieve a brightness level of over 28,000 cd/m2  ready for mass production of full color displays by 2023. We achieved the highest monochrome brightness levels in the market years ago and are continuing our leadership with color displays. Display brightness is critical for AR/VR devices because of optics inefficiency and the need to eliminate motion artifacts. This is especially important for Heads Up Displays (HUDs) used in bright, daylight environments.”

“First quarter revenue, consisting of $5.6 million product revenue from sales of displays, and $1.1 million from contract R&D work, was $0.6 million above our expectations for the quarter, primarily due to contract R&D work from designing a display for a Tier One customer in the consumer space. This customer is evaluating our dPd technology and we are also enabling new, differentiated features through our advanced backplane design, and expect that work on this project continue through 2020.”

“We also realized a slight increase in military R&D contracts as a part of an overall trend which involves the increasing use of digital visual systems that present data from multiple sensors to soldiers for at a glance viewability, often through the use of AR/VR. Examples include Head Mounted Displays (HMDs) connected to sensors mounted outside military aircraft giving pilots the ability to see beyond the airframe, as well as displaying targeting data, status of the aircraft systems, and visual and infrared views of the world outside the airplane. Similar HMD systems allow soldiers to see beyond the armor of their vehicles to navigate terrain, acquire targets, and fire weapons. Further examples include night vision binoculars and other systems that integrate our displays, enable individual warfighters to view AR battlefield information, rapidly acquire targets and fire weapons from covered positions through darkness, smoke, and other low visibility conditions.”

“During the quarter, we shipped a significant amount of product for the ENVG-B program. The improved design of the wafers for the next generation F-35 HMD systems was recently completed with first shipments planned for later in the year. In addition, we received awards for two-multiyear U.S. helicopter helmet programs, one of which is for a new program with deliveries starting in the second quarter and the other, an upgrade, which will begin shipping in the fourth quarter. Finally, we received an order from a European military customer for displays used in shoulder fired weapon systems. Our USA-based design and manufacturing, combined with in-house advanced backplane design, and the promise of our dPd technology continues to give us a competitive advantage more than ever before in these markets.”

“In the industrial and medical markets, we had steady sales during the quarter. We provided displays for thermal systems used in firefighting and law enforcement. For the medical market, we shipped our high performance displays to be used in veterinary ultrasound goggles, cataract operating systems, and functional magnetic resonance imaging (MRI) and LASIK operating systems. We continue to gain traction in these markets that are targeting to leverage

99.1

AR/VR solutions to advance their capabilities. To increase awareness about eMagin in these emerging markets, we recently hired a highly skilled and widely respected marketing consultant,” continued Mr. Sculley.

“In terms of operations, the upgrade to our direct patterning equipment was delivered, and installation is complete. We are in the process of qualifying the equipment and validating the process. Progress has been very good despite vendor delays due to the coronavirus. We are expecting to fabricate full color displays in the second quarter. In addition, we are continually making improvements in production processes, continuing the turnaround that began in the third quarter of 2019. And we are pursuing some promising yield improvement projects that will continue to increase yields which will directly impact the bottom line.”

“As a USA based manufacturer, we are honored to support mission critical projects for our military and supply important devices for our medical customers used in surgery and diagnostic procedures. We are very proud of our employees and want to thank them for their courage, dedication and hard work during the current pandemic,” concluded Mr. Sculley.

First Quarter Results

Total revenues for the first quarter of 2020 were $6.7 million, an  increase of $0.6 million from revenues of $6.1 million reported in the prior year period, and a slight decrease of $0.6 million from the fourth quarter of 2019.

Total revenue consists of both product revenue and contract revenue. Product revenues for the first quarter of 2020 were $5.6 million, an increase of $0.1 million from product revenues of $5.5 million reported in the prior year period. The slight increase in product revenue was achieved despite some minor disruptions resulting from the Covid-19 pandemic. Contract revenues were $1.1 million compared to $0.6 million reported in the prior year reflecting a contribution of contract R&D work from designing a display for a Tier One customer in the consumer space.

Gross margin for the first quarter was 21% on gross profit of $1.4 million compared to a gross margin of 22% on gross profit of $1.3 million in the prior year period. The lower gross margin in the 2020 first quarter is due to lower production volumes and some yield losses due to delayed response times from equipment maintenance providers related to Covid-19 travel restrictions.

Operating expenses for the first quarter of 2020, including R&D expenses, were $2.8 million as compared to $3.5 million reported in the prior year period. Operating expenses as a percentage of sales were 41% in the first quarter of 2020 compared to 58%  reported in the prior year period.  R&D expenses were lower in the first quarter, primarily reflecting R&D activity charged to contracts and a focus on production and yield improvement projects.  SG&A expenses were lower in the first quarter versus the year ago period due to a reduction in non-cash stock compensation for the Board of Directors implemented in December 2019, lower salary expenses and lower travel and other discretionary expenses. Both SG&A and R&D expenses in the first quarter also were lower due to the impact of the October 2019 reduction in senior management compensation.

Operating loss for the first quarter of 2020 was $1.3 million compared to an operating loss of $2.2 million in the prior year period. Net loss for the first quarter of 2020 was $1.4 million or $0.03 per share compared to a loss of $1.4 million or $0.03 per share in the prior year period. Net loss for the prior year period reflects a $0.8 million non-cash gain related to the decrease in fair value of a warrant liability.

Adjusted EBITDA the first quarter was negative $0.8 million compared to a negative $1.5 million in the prior year period. Historically, the first quarter has typically been our lowest revenue quarter and is not indicative of results to be expected for the full year.

At March 31, 2020, the Company had cash and cash equivalents of $3.1 million and working capital of $9.2 million.  Borrowings and availability under the ABL facility were $2.2 million and $0.9 million respectively at March 31, 2020. In December 2019, eMagin entered into an At the Market sales agreement with H.C. Wainwright & Co. for the sale of common stock. During the quarter, the Company raised $1.5 million under its ATM facility.

99.1

Outlook for second quarter

We had solid bookings of $6.0 million during the first quarter. At March 31, 2020, the Company’s backlog of open orders was $14.9 million, including $13.3 million shippable within twelve months. This compares to a backlog of orders shippable within twelve months of $11.7 million as of December 31, 2019. As deemed an essential business, the Company continues to ship and produce product and has not experienced any major material supply chain disruptions. Currently, we are expecting second quarter product revenue to be higher than that experienced in the first quarter of 2020.

Conference Call Information

eMagin will hold a Webcast at 9:00 am (New York time) on May 14, 2020 to discuss its first quarter results.  To access the live webcast or archive, please visit the Company’s website at ir.emagin.com or www.earnings.com. An archive of the webcast will be available one hour after the live call.

About eMagin Corporation

The Leader in OLED microdisplay technology for the next generation of computing and imaging devices, serving world-class customers in the military, consumer, medical and industrial markets. We invent, engineer and manufacture display technologies of the future in the USA, including our Direct Patterning Technology (dPd) that will transform the way the world consumes information. Since 2001 our microdisplays are being used in AR/VR, aircraft cockpits, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. www.emagin.com

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. For a more complete description of the risks factors that could cause our actual results to differ from our current expectations, including impacts of the COVID-19 pandemic, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in any Form 10-Q filed or to be filed by eMagin, and in other documents we file with the SEC from time to time.

CONTACT

eMagin Corporation

Mark A. Koch, Acting Chief Financial Officer

845-838-7951

mkoch@emagin.com

Affinity Growth Advisors

Betsy Brod

212-661-2231

betsy.brod@affinitygrowth.com

99.1

eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,138	$3,515
Accounts receivable, net	3,737	3,966
Unbilled accounts receivable	470	155
Inventories	8,821	8,832
Prepaid expenses and other current assets	1,344	1,130
Total current assets	17,510	17,598
Equipment, furniture and leasehold improvements, net	7,926	8,100
Operating lease right - of - use assets	3,545	3,729
Intangibles and other assets	133	160
Total assets	$29,114	$29,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,577	$1,302
Accrued compensation	1,566	1,778
Revolving credit facility, net	2,191	2,891
Common stock warrant liability	43	23
Other accrued expenses	1,485	1,401
Deferred revenue	294	277
Operating lease liability - current	791	775
Other current liabilities	351	342
Total current liabilities	8,298	8,789
Finance lease liability - long term	20	24
Operating lease liability - long term	2,863	3,067
Total liabilities	11,181	11,880

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of March 31, 2020 and December 31, 2019.	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 53,980,918 shares, outstanding 53,818,852 shares as of March 31, 2020 and issued 50,250,378 shares, outstanding 50,088,312 shares as of December 31, 2019.	54	50
Additional paid-in capital	260,358	258,767
Accumulated deficit	(241,979)	(240,610)
Treasury stock, 162,066 shares as of March 31, 2020 and December 31, 2019.	(500)	(500)
Total shareholders’ equity	17,933	17,707
Total liabilities and shareholders’ equity	$29,114	$29,587

99.1

eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues:

Product	$5,634	$5,507
Contract	1,097	605
Total revenues, net	6,731	6,112

Cost of revenues:

Product	4,790	4,426
Contract	507	350
Total cost of revenues	5,297	4,776

Gross profit	1,434	1,336

Operating expenses:

Research and development	980	1,597
Selling, general and administrative	1,798	1,939
Total operating expenses	2,778	3,536

Loss from operations	(1,344)	(2,200)

Other income (expense):
Change in fair value of common stock warrant liability	(20)	794
Interest expense, net	(17)	(33)
Other income, net	12	—
Total other (expense) income	(25)	761
Loss before provision for income taxes	(1,369)	(1,439)
Income taxes	—	—

Net loss	$(1,369)	$(1,439)

Loss per share, basic and diluted	$(0.03)	$(0.03)

Weighted average number of shares outstanding:

Basic and Diluted	51,639	45,161

99.1

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below (in thousands).

	Three Months Ended
	March 31,
	2020	2019
Net loss	$(1,369)	$(1,439)
Non-cash compensation	43	193
Change in fair value of common stock warrant liability	20	(794)
Depreciation and intangibles amortization expense	480	488
Interest expense	17	33
Adjusted EBITDA	$(809)	$(1,519)